EXHIBIT 11

                 Statement of Computation of Per Share Earnings

         Set forth below is the bases for the computation of earnings per share for the periods shown.




          Earnings (loss) Per             THREE MONTHS ENDED             NINE MONTHS ENDED
          Common Share                       SEPTEMBER 30,                 SEPTEMBER 30,
                                         2002            2001           2002           2001

             Basic                    $   (0.07)      $  (0.20)     $   (0.46)      $  (0.80)

             Average Shares             822,250        822,250        822,250        822,250
             Outstanding

             Diluted                  $   (0.07)      $  (0.20)     $   (0.46)      $  (0.80)

             Average Shares             822,250        822,250        822,250        822,250
             Outstanding


